As filed with the Securities and Exchange Commission on April 19, 2024

Registration No. 33-51485
Registration No. 333-66183
Registration No. 333-116371
Registration No. 333-188247
Registration No. 333-212080
Registration No. 333-225615
Registration No. 333-272388

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549
___________________

Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 33-51485)
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-66183)
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-116371)
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-188247)
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-212080)
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-225615)
Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (No. 333-272388)

UNDER
THE SECURITIES ACT OF 1933
___________________

KAMAN CORPORATION

(Exact name of registrant as specified in its charter)

Connecticut (State or other jurisdiction of incorporation or organization)	06-0613548 (I.R.S. Employer Identification No.)

1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
 (Address of Principal Executive Offices, Including Zip Code)

Kaman Corporation 2003 Stock Incentive Plan
Kaman Corporation Employees Stock Purchase Plan
Kaman Corporation Amended and Restated Employee Stock Purchase Plan
Kaman Corporation Post-2004 Deferred Compensation Plan, as Amended
Kaman Corporation 2013 Management Incentive Plan
Kaman Corporation Amended and Restated 2013 Management Incentive Plan
Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan
(Full title of the plan)
_______________________

Carroll K. Lane
Senior Vice President, Interim Chief Financial Officer
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, Connecticut 06002
(Name and address of agent for service)

Telephone: (860) 243-7100
(Telephone number, including area code, of Agent for Service)
___________________

Copies to:

Brian V. Breheny
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Avenue, N.W.
Washington, D.C. 20005
(202) 371-7180

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
DEREGISTRATION OF SECURITIES
These Post-Effective Amendments (the “Post-Effective Amendments”) to the following Registration Statements on Form S-8 (the “Registration Statements”) filed by Kaman Corporation, a Connecticut corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “SEC”) are being filed by the Company to terminate the offerings of the Company’s securities pursuant to the Registration Statements and deregister any and all Company securities registered but unsold or otherwise unissued under each such Registration Statement as of the date hereof:

1.
Registration Statement No. 33-51485, filed with the SEC on May 11, 1994, initially registering 1,183,242 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation Employees Stock Purchase Plan.

2.
Registration Statement No. 333-66183, filed with the SEC on October 27, 1998, initially registering 904,110 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation Employees Stock Purchase Plan.

3.
Registration Statement No. 333-116371, filed with the SEC on June 10, 2004, (i) initially registering 2,000,000 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation 2003 Stock Incentive Plan, and (ii) registering 1,246,460 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation 2003 Stock Incentive Plan.

4.
Registration Statement No. 333-188247, filed with the SEC on April 30, 2013, initially registering (i) 2,250,000 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation 2013 Management Incentive Plan, (ii) 950,000 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation 2003 Stock Incentive Plan, and (iii) 500,000 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation Employees Stock Purchase Plan.

5.
Registration Statement No. 333-212080, filed with the SEC on June 17, 2016, initially registering $60,000,000 of deferred compensation obligations of the Company issuable under the Kaman Corporation Post-2004 Deferred Compensation Plan, as amended.

6.
Registration Statement No. 333-225615, filed with the SEC on June 14, 2018, initially registering (i) 4,500,000 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation Amended and Restated 2013 Management Incentive Plan, and (ii) 671,191 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation Amended and Restated Employee Stock Purchase Plan.

7.
Registration Statement No. 333-272388, filed with the SEC on June 2, 2023, initially registering 2,215,000 shares of common stock, par value $1.00 per share, issuable under the Kaman Corporation Second Amended and Restated 2013 Management Incentive Plan.

These Post-Effective Amendments are being filed in connection with the closing on April 19, 2024 of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of January 18, 2024 (the “Merger Agreement”), by and among Ovation Parent, Inc., a Delaware corporation (“Parent”), Ovation Merger Sub, Inc., a Connecticut corporation and a wholly owned subsidiary of Parent (“Merger Sub”), and the Company. On April 19, 2024, pursuant to the Merger Agreement, Merger Sub was merged with and into the Company (the “Merger”), with the Company surviving the Merger and continuing as a wholly owned subsidiary of Parent.

As a result of the Merger, the Company has terminated all offerings of the Company’s securities pursuant to its existing registration statements under the Securities Act of 1933, as amended (the “Securities Act”), including the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statements that remain unsold and any plan interests that are unissued as of the date hereof. Each Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bloomfield, State of Connecticut, on April 19, 2024. No other person is required to sign these Post-Effective Amendments to the Registration Statements in reliance upon Rule 478 under the Securities Act.
KAMAN CORPORATION

By:	/s/ Carroll K. Lane
Name:	Carroll K. Lane
Title:	Senior Vice President, Interim Chief Financial Officer